Exhibit 23.2

(Letterhead of Grant Thornton LLP)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2005 (except as to Note 4, as to which the date is as of April 1, 2005), accompanying the consolidated financial statements appearing in the in the 2004 Annual Report of Western Sizzlin Corporation on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Grant Thornton LLP
Greensboro, North Carolina
August 12, 2005